CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K/A

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

June 11, 2008
Date of Report
(Date of Earliest Event Reported)

EDGEWATER FOODS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Professional Drive, Suite 310, Gaithersburg, Maryland 20878
(Address of principal executive offices (zip code))

(250) 757-9811
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 8 – Other Events

Item 8.01: Other Events

On May 30, 2008 we filed a Current Report on Form 8-K to disclose our entry into a Series D Convertible Preferred Stock Purchase Agreement with one accredited investor whereby such investor was committed, subject to the satisfaction of certain closing conditions, to purchase $1,500,000 of our Series D Preferred Shares.  As per the amendment that we filed on June 6, 2008 to the May 30, 2008 8-K, we are filing this amendment to disclose that all of the closing conditions have been satisfied and on June 11, 2008 we completed the private equity financing and received net proceeds of approximately $1.46 million.

The foregoing information has been disclosed herein as it is material to the private equity financing and should not be construed as an offer to sell or solicitation of an offer to buy our securities.  The securities to be sold in the private equity financing will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Edgewater Foods International, Inc.

By: /s/ Robert Saunders
Robert Saunders
Chief Executive Officer